MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS & ADVISORS

August 26, 2009

Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, DC 20549
 U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Musician’s Exchange (the “Company”). We have read the Company’s current report on 8-K dated August 26, 2009 and are in agreement with the disclosure in Item 4, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/S/ Moore & Associates, Chartered
Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501